UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 _______________


                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934
        Date of Report (Date of earliest event reported): April 27, 2004
                              ____________________
                         Commission File Number 0-22935
                            PEGASUS SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)


                   DELAWARE                               75-2605174
       (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                    Identification No.)


    CAMPBELL CENTRE I, 8350 NORTH CENTRAL EXPRESSWAY, SUITE 1900, DALLAS, TEXAS
                                      75206
                      (Address of principal executive office)
                                   (Zip Code)


       Registrant's telephone number, including area code: (214) 234-4000

Item  12.  Results  of  Operations  and  Financial  Condition

On April 27, 2004, Pegasus Solutions, Inc. issued a press release announcing its unaudited financial results for the first quarter ending March 31, 2004 as well as other business matters. Attached to this current report on Form 8-K is a copy of the related press release dated April 27, 2004.

The information included herein and in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, nor shall it be incorporated by reference in any filing under the Securities Act of 1933.


Exhibit  Number                    Description
---------------                    -----------
            99.1               Press  release  issued  April  27,  2004

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                                         PEGASUS SOLUTIONS, INC.


April 27, 2004                                   /s/  SUSAN  K.  COLE
                                                   --------------------
     Chief Financial Officer
                                        3

                                  EXHIBIT INDEX

          Exhibit  Number                         Description
          ---------------                         -----------
                   99.1               Press  release  issued  April  27,  2004

              Exhibit 99.1     Press release issued April 27, 2004
                                        5

                                           Contacts:
                                               Pegasus  Solutions
                                               Marcie  Hyder  214-234-4120
                                               Press:  Cindy  Foor  214-234-4129


           PEGASUS SOLUTIONS REPORTS SOLID FIRST QUARTER 2004 RESULTS
                   REVENUES AND EPS EXCEED COMPANY'S ESTIMATES
            RESERVATION TRENDS INDICATE CORPORATE TRAVEL IMPROVEMENT

-     Q1  2004  revenues  -  $45.3  million
-     Q1  2004  EPS  (GAAP)  -  ($0.04)
-     Q1  2004  diluted  EPS  (Cash)  -  $0.06
- Estimated revenues - Q2 2004 $48 million to $50 million; FY 2004 $192 million to $200 million
-     Estimated  diluted  EPS  (GAAP) - Q2 2004 $0.07 to $0.09; FY 2004 $0.28 to
      $0.35
-     Estimated  diluted  EPS  (Cash) - Q2 2004 $0.10 to $0.12; FY 2004 $0.48 to
      $0.55

DALLAS, APRIL 27, 2004 - Pegasus Solutions, Inc. (Nasdaq: PEGS), a leading global provider of hotel reservations-related services and technology, today reported its financial results for the first quarter ended March 31, 2004.
Revenues and earnings per share for the quarter topped the high end of the company's guidance, with strong performance from its hotel representation service line.

 "I am very pleased with the first quarter results and encouraged that reservation trends indicate corporate travel is improving," said John F. Davis III, president, chief executive officer and chairman of Pegasus Solutions. Davis continued: "The strong performance of our representation service line validates our strategic acquisition of Unirez. As we continue to execute on our initiatives, we have substantially completed the integration of Unirez and are on track with bringing PegasusCentral back on line."

FIRST  QUARTER  2004  FINANCIAL  HIGHLIGHTS  (See  attached  tables.)
-------------------------------------------
- Revenues increased 11 percent to $45.3 million compared to $40.9 million in the first quarter of 2003.
- On a GAAP basis, net loss per share was $0.04 compared to a net loss per share of $0.25 in the same quarter in 2003. For the current year quarter, GAAP net loss includes $2.4 million, or approximately $0.06 per share, of severance and other non-recurring costs related to changes in the company's information technology organization.
- Cash earnings doubled to $0.06 per diluted share compared to $0.03 in the first quarter of 2003.
- EBITDA was $5.1 million, or 11 percent of revenues, compared to $1.8 million, or 4 percent of revenues, in the year-ago quarter. Net loss was $979,000 compared to a net loss of $6.3 million in the year-ago quarter.
- Adjusted EBITDA was $7.4 million, or 16 percent of revenues, compared to $5.9 million, or 14 percent of revenues in the first quarter of 2003.
- Pegasus repurchased 1.6 million shares of common stock at an aggregate cost of $18.7 million during the first quarter. As of yesterday, the company has repurchased 2.2 million of the 2.5 million shares authorized.

"Increased volumes across all of our service lines as well as the foreign exchange benefit from the strong euro and British pound contributed to the solid first quarter results," said Susan K. Cole, executive vice president and chief financial officer of Pegasus Solutions. "Our aggressive share repurchase program demonstrates the commitment and confidence we have in our long-term strategy."

SERVICE  LINE  REVIEW
---------------------
- Service revenues for representation services were $16.5 million in the first quarter, an increase of 26 percent year-over-year. A significant portion of the increase was related to the company's new connectivity-service offering - Unirez by Pegasus(TM). In addition, a 7 percent increase in reservations for the company's full-service offering
      - Utell by Pegasus(TM) - combined with a strong euro and British pound also contributed to the increase in representation service revenues. Pegasus added 368 new properties to its representation portfolio and now serves more than 7,300 independent and small hotel group properties.
- First quarter service revenues for Pegasus' distribution services were $7.1 million, an increase of 5 percent year-over-year. The increase in distribution services revenues was primarily due to increases in both GDS and Internet transactions of 15 percent and 23 percent, respectively. Another first quarter highlight for this service line - the company announced PegsTour(TM), an upcoming service to automate bookings by wholesale travel companies and tour operators with hotel reservation systems.
- Financial services revenues for the first quarter increased 5 percent to $7.6 million compared to the first quarter of 2003, primarily due to a 5 percent increase in gross commissions processed. Pegasus also expanded its relationship with American Express to provide hotel commission processing, reconciliation and tracking services to its European subsidiary.
- First quarter service revenues for the company's central reservation service were $9.4 million, down 6 percent on a year-over-year basis, despite a 13 percent increase in net transactions processed. The decrease in revenues was primarily related to pricing pressure, as expected.
- Property services revenues were $1.4 million in the first quarter compared to $1.5 million in the first quarter of 2003.

PEGASUSCENTRAL(TM)  UPDATE
------------------------
As previously announced, one of the company's top priorities in 2004 is resolving stability issues with its Web-based property management system, PegasusCentral. Pegasus delivered for testing an upgraded version of PegasusCentral to Intercontinental Hotel Group, its largest PegasusCentral customer, on schedule. The upgrade not only corrected previously identified issues with the software but also included some increased functionality.

Davis commented: "We received very positive feedback from the IHG acceptance testing. We have started a limited deployment of the upgrade in existing Holiday Inn Express properties and plan to complete the deployment in existing properties in June. Additionally, we expect to start new installations with further functionality during the third quarter. We will continue to provide updates on our progress."

INDECORP  UPDATE
----------------
Previously, Pegasus believed that it would be required to consolidate IndeCorp Corporation's financial results under Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46) effective as of March 31, 2004. Because Pegasus had no visibility into IndeCorp's financial forecasts, Pegasus was unable to provide GAAP-based estimates. During March 2004, IndeCorp obtained an additional third-party capital infusion, causing Pegasus to conclude that it is no longer required to consolidate IndeCorp. As a result, Pegasus is now able to provide GAAP-based estimates. However, management will continue to present cash earnings per share and believes it is the best measure to evaluate the company's core cash-based operating results from ongoing operations.

OUTLOOK  FOR  2004
------------------
-     Q2  2004  revenues  estimated  to  range  from  $48 million to $50 million
-     Q2  2004  diluted  EPS  (GAAP)  estimated  to range  from  $0.07  to $0.09
-     Q2  2004  diluted  EPS  (cash)  estimated  to  range  from  $0.10 to $0.12
-     Maintains  full year 2004 revenue estimate of $192 million to $200 million
-     Introduces  full  year  2004 diluted EPS (GAAP) estimate of $0.28 to $0.35
-     Revises  full year 2004 diluted EPS (cash) estimate to range from $0.48 to
      $0.55

Regarding the company's financial outlook, Cole said: "Based on our current visibility and despite our better than expected first quarter results, we are reiterating our full year revenue guidance. Our new business expectations remain on plan, but we do not anticipate the foreign exchange benefit to continue to be as significant as it was in the first quarter." Cole continued:
"We are revising our full year cash EPS estimate to range from $0.48 to $0.55 due to the anticipated benefit from our share repurchase program as well as our strong first quarter performance. We believe that our strong financial position allows us to fund our anticipated capital spending for our product development priorities and enables us to take advantage of the positive momentum we have started to gain."

Davis concluded: "During the past year, we have made some difficult decisions related to our executive team and IT organization that better position us to achieve our long-term goals. With our new leadership team in place, we are keenly focused on execution and improving customer satisfaction. This focus combined with encouraging reservation trends, is why I am optimistic about our future."

RECONCILIATION  OF  NON-GAAP  FINANCIAL  MEASURES
-------------------------------------------------
Reconciling items between GAAP net loss and cash earnings primarily consist of purchase accounting amortization, restructure costs and other non-recurring items. Schedules that reconcile GAAP amounts to cash earnings, EBITDA and adjusted EBITDA are included with this release, as well as the presentation accompanying the company's conference call Webcast. Reconciling items between EBITDA and adjusted EBITDA consist of restructure charges and other non-recurring items.

CONFERENCE  CALL
----------------
Pegasus will host a conference call today at 5:00 p.m. Eastern Time and will simultaneously broadcast it live over the Internet. To access the Webcast, go to www.pegs.com and click on "Investor." The online archive of the Webcast will
   ------------
be  available  two  hours  after  the  call  for  30  days.

COMPANY  INFORMATION
--------------------

Dallas-based Pegasus Solutions, Inc. (Nasdaq: PEGS) is a leading global provider of hotel reservations-related services and technology. Founded in 1989, Pegasus' customers include a majority of the world's travel agencies and more than 50,000 hotel properties around the globe. Pegasus' services include central reservation systems, electronic distribution services, commission processing and payment services, property management systems, and marketing representation services. The company's representation services, including Utell by Pegasus and Unirez by Pegasus, are used by more than 7,300 member hotels in 140 countries, making Pegasus the hotel industry's largest third-party marketing and reservations provider. Pegasus has 17 offices in 12 countries, including regional hubs in London, Scottsdale and Singapore. For more information, please visit www.pegs.com.
       ------------

Some statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding future events, financial projections, estimated transaction volumes and expected average daily room rates, as well as management's expectations, beliefs, hopes, intentions or strategies regarding the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from current expectations. Factors that could cause or contribute to such difference include, but are not limited to, terrorist acts or war, global health epidemics, variation in demand for and acceptance of the company's products and services and timing of sales, general economic conditions including a slowdown in technology spending by the company's current and prospective customers, failure to maintain successful relationships with and to establish new relationships with customers, the success of the company's international operations, the level of product and price competition from existing and new competitors, changes in the company's level of operating expenses and its ability to control costs, delays in developing, marketing and deploying new products and services, as well as other risks identified in the company's Securities and Exchange Commission filings, including those appearing under the caption Risk Factors in the company's 2003 Annual Report on Form 10-K and Form S-3, as amended, declared effective in November 2003.

The conference call may include other forward-looking statements related to transaction volume and average daily room rates. Such information can be found in the presentation accompanying the conference call Webcast. To access the Webcast, go to www.pegs.com and click on "Investor."
                  ------------

Management believes that presentation of non-GAAP financial measures such as cash earnings per share, EBITDA and adjusted EBITDA is useful because it allows investors and management to evaluate and compare the company's core cash-based operating results from ongoing operations from period to period in a more meaningful and consistent manner than relying exclusively on GAAP financial measures. Non-GAAP financial measures however should not be considered in isolation or as an alternative to financial measures calculated and presented in accordance with GAAP. In addition, Pegasus' calculation of cash earning per share, EBITDA and adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies. Schedules that reconcile cash earnings per share, EBITDA and adjusted EBITDA to the most directly comparable GAAP amounts are included with this release and the presentation accompanying the company's conference call Webcast.
                                      # # #


                             PEGASUS SOLUTIONS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                       Three Months Ended
                                                           March 31,
                                                           ---------

                                                         2004      2003
                                                       --------  ---------
Revenues:
  Service revenues                                     $41,845   $ 38,390
  Customer reimbursements                                3,479      2,523
                                                       --------  ---------
  Total revenues                                        45,324     40,913
                                                       --------  ---------

Costs of services:
  Cost of services                                      24,320     21,490
  Customer reimbursements                                3,479      2,523
                                                       --------  ---------
  Total costs of services                               27,799     24,013
                                                       --------  ---------

Research and development                                 1,403      1,513
General and administrative expenses                      6,357      6,135
Marketing and promotion expenses                         4,713      4,238
Depreciation and amortization                            5,882     12,118
Restructure costs                                            -      3,193
                                                       --------  ---------
Operating loss                                            (830)   (10,297)
Other income (expense):
  Interest income (expense), net                          (501)       380
  Other                                                   (207)       (34)
                                                       --------  ---------
Loss before income taxes                                (1,538)    (9,951)

Income tax benefit                                         559      3,674
                                                       --------  ---------

Net loss                                               $  (979)  $ (6,277)
                                                       ========  =========

Basic and diluted net loss per share                   $ (0.04)  $  (0.25)
                                                       ========  =========

Basic and diluted weighted average shares outstanding   24,456     24,651
                                                       ========  =========



                             PEGASUS SOLUTIONS, INC.
                         RECONCILIATION OF CASH EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                 Three Months Ended
                                                   March 31, 2004
                                                   --------------


                                               As Reported    Adjustments    Cash Earnings
                                              -------------  -------------  ---------------
Revenues:
  Service revenues                            $     41,845   $          -   $       41,845
  Customer reimbursements                            3,479              -            3,479
                                              -------------  -------------  ---------------
  Total revenues                                    45,324              -           45,324
                                              -------------  -------------  ---------------

Costs of services:
  Cost of services                                  24,320         (1,915) (1)      22,405
  Customer reimbursements                            3,479              -            3,479
                                              -------------  -------------  ---------------
  Total costs of services                           27,799         (1,915)          25,884
                                              -------------  -------------  ---------------

Research and development                             1,403              -            1,403
General and administrative expenses                  6,357           (465) (1)       5,892
Marketing and promotion expenses                     4,713              -            4,713
Depreciation and amortization                        5,882         (1,393) (2)       4,489
                                              -------------  -------------          -------
Operating income (loss)                               (830)         3,773            2,943

Other income (expense):
  Interest income (expense), net                      (501)             -             (501)
  Other                                               (207)             -             (207)
                                              -------------  -------------  ---------------
Income (loss) before income taxes                   (1,538)         3,773            2,235

Income tax benefit (expense)                           559         (1,408) (3)        (849)
                                              -------------  -------------          -------

Net income (loss)                             $       (979)  $      2,365   $        1,386
                                              =============  =============  ===============

Diluted net income (loss) per share           $      (0.04)  $       0.10   $         0.06
                                              =============  =============  ===============

Diluted weighted average shares outstanding         24,456            309 (4)       24,765
                                              =============  =============          =======


     Notes:
     ------
     (1)     To adjust for severance and  other  non-recurring  costs  related  to the company's information technology  organization.
     (2)     To  adjust  for  amortization  of  purchased  identifiable  intangible  assets.
     (3)     To  adjust  income  tax  expense  for  assumed  38%  tax  rate  for  cash  earnings.
     (4)     Represents  shares  issuable  upon  the  exercise  of  stock  options.


                             PEGASUS SOLUTIONS, INC.
                         RECONCILIATION OF CASH EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                               Three Months Ended
                                                                 March 31, 2003
                                                                 --------------


                                               As Reported    Adjustments    Cash Earnings
                                              -------------  -------------  ---------------
Revenues:
  Service revenues                            $     38,390   $          -   $       38,390
  Customer reimbursements                            2,523              -            2,523
                                              -------------  -------------  ---------------
  Total revenues                                    40,913              -           40,913
                                              -------------  -------------  ---------------

Costs of services:
  Cost of services                                  21,490              -           21,490
  Customer reimbursements                            2,523              -            2,523
                                              -------------  -------------  ---------------
  Total costs of services                           24,013              -           24,013
                                              -------------  -------------  ---------------

Research and development                             1,513              -            1,513
General and administrative expenses                  6,135              -            6,135
Marketing and promotion expenses                     4,238              -            4,238
Depreciation and amortization                       12,118         (7,803) (1)       4,315
Restructure costs                                    3,193         (3,193) (2)           -
                                              -------------  -------------          -------
Operating income (loss)                            (10,297)        10,996              699

Other income (expense):
  Interest income, net                                 380              -              380
  Other                                                (34)             -              (34)
                                              -------------  -------------  ---------------
Income (loss) before income taxes                   (9,951)        10,996            1,045

Income tax benefit (expense)                         3,674         (4,071) (3)        (397)
                                              -------------  -------------          -------

Net income (loss)                             $     (6,277)  $      6,925   $          648
                                              =============  =============  ===============

Diluted net income (loss) per share           $      (0.25)  $       0.28   $         0.03
                                              =============  =============  ===============

Diluted weighted average shares outstanding         24,651            398 (4)       25,049
                                              =============  =============          =======


     Notes:
     ------
     (1)     To  adjust  for  amortization  of  purchased  identifiable  intangible  assets.
     (2)     To  adjust  for  non-recurring  restructure  costs.
     (3)     To  adjust  income  tax  benefit  (expense) for assumed 38% tax rate for cash earnings.
     (4)     Represents  shares  issuable  upon  the  exercise  of  stock  options.



                             PEGASUS SOLUTIONS, INC.
                  RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                    Three Months Ended March 31,
                                    ----------------------------

                                        2004      2003
                                      --------  ---------
Total revenues                        $45,324   $ 40,913
                                      ========  =========

Operating loss (1)                       (830)   (10,297)
Add:  depreciation and amortization     5,882     12,118
                                      --------  ---------

EBITDA                                $ 5,052   $  1,821
                                      ========  =========

EBITDA margin                              11%         4%

Adjustments:
  Restructure costs                         -      3,193
  Non-recurring items                   2,380 (2)    900 (3)
                                      --------     ------

Adjusted EBITDA                       $ 7,432   $  5,914
                                      ========  =========

Adjusted EBITDA margin                     16%        14%


      (1) For reconciling items between operating loss and net loss, see the Condensed Consolidated Statements of Operations included in this release.
      (2) Amount represents severance and other non-recurring costs related to changes in the company's information technology organization.
      (3) Amount includes costs related to moving the company's Phoenix facilities and transition-related activities resulting from the company's strategic integration. These costs cannot be classified as restructure costs because they provide some future benefit to ongoing operations.



                             PEGASUS SOLUTIONS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                   MARCH 31,          DECEMBER 31,

                                                  2004       2003
                                                ---------  ---------
ASSETS

Cash and cash equivalents                       $ 39,505   $ 58,983
Short-term investments                             5,094      4,046
Accounts receivable, net                          28,265     22,298
Other current assets                              11,088     11,092
                                                ---------  ---------
  Total current assets                            83,952     96,419

Goodwill, net                                    164,120    164,120
Intangible assets, net                             7,330      7,831
Property and equipment, net                       75,952     75,474
Other noncurrent assets                           20,144     22,716
                                                ---------  ---------
    Total assets                                $351,498   $366,560
                                                =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities        $ 25,889   $ 24,672
Unearned income                                    7,023      7,213
Other current liabilities                          6,399      5,477
                                                ---------  ---------
  Total current liabilities                       39,311     37,362

Noncurrent uncleared commission checks             4,758      4,545
Other noncurrent liabilities                      20,385     20,997
Convertible debt                                  75,000     75,000

Commitments and contingencies

Stockholders' equity:
  Common stock                                       238        251
  Additional paid-in capital                     275,182    290,828
  Unearned compensation                                -          -
  Accumulated other comprehensive loss              (808)      (834)
  Accumulated deficit                            (62,568)   (61,589)
                                                ---------  ---------
    Total stockholders' equity                   212,044    228,656
                                                ---------  ---------
    Total liabilities and stockholders' equity  $351,498   $366,560
                                                =========  =========